Exhibit (n)(15)

HOOD & STRONG LLP

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated March 7, 2016, except as to footnote 2m, which is dated as of August 29, 2016, with respect to the financial statements of NPH McDowell LLC and Subsidiaries, included in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016.

Hood & Strong LLP
San Francisco, CA
September 1, 2016

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